The [LOGO]
                    Hartford























IN WITNESS WHEREOF, the Company has caused this policy to be executed and attested, and if required by state law, this policy shall not be valid unless countersigned by a duly authorized representative of the Company.

HARTFORD FIRE INSURANCE COMPANY
HOME OFFICE - HARTFORD, CONNECTICUT
ADMINISTRATIVE OFFICES - HARTFORD, CONNECTICUT
(A STOCK INSURANCE COMPANY MEMBER OF THE HARTFORD)


   /S/ Brian S. Becker           /S/ David Zwiener


Brian S. Becker, Secretary    David Zwiener, President



RN 00 U001 00 0593